Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and among The Macerich Company, a Maryland corporation and The Macerich Partnership, L.P., a Delaware partnership (collectively, the “Company”), and Tony Grossi (“Employee”), as of the 19th day of December, 2008.  This Agreement amends and restates the Employment Agreement by and among the Company and Employee dated as of the 1st day of November, 2006.

I.              EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

II.            TERM.

The initial term of Employee’s employment pursuant to this Agreement commenced on January 8, 2007, and shall end on December 31, 2009.  Upon the expiration of such term, this Agreement will lapse and have no further force or effect and Employee shall become an “at will” employee in accordance with the Company’s customary practices; provided, however, and notwithstanding such at-will status, the severance provisions of Section V.D.3.b. shall survive the specified term of the Agreement and be fully enforceable during the period January 1, 2010 through December 31, 2011.

III.           DUTIES.

A.            Employee shall serve during the course of his employment as Executive Vice President, Chief Operating Officer & Chief Economist, and shall have such other duties and responsibilities as the Board of Directors of the Company, or its President & Chief Executive Officer, shall determine from time to time.  In addition, Employee will be responsible for extensive travel throughout the United States to acquaint himself with the Company, meet with personnel, and visit all relevant and competitive properties.

B.            Employee agrees to devote substantially all of his work day, energy and ability to the business of the Company.  Nothing herein shall prevent Employee from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

C.            Employee hereby acknowledges and agrees that, except as above contemplated, the engagement of Employee by the Company under this Agreement is exclusive to the Company, and he shall not render services to any other entity for compensation or otherwise without the prior written consent of the Company.

IV.           COMPENSATION.

A.            Salary.  The Company will pay to Employee a base salary at the rate, which became effective March 2, 2008, of $600,000 per year.  Such salary shall be earned monthly and shall be payable biweekly in periodic installments in accordance with the Company’s customary practices.  Amounts payable shall be reduced by standard withholding and other authorized deductions.  The Company will review Employee’s salary at least annually.  The Company may in its discretion increase Employee’s salary but it may not reduce it during the term of this Agreement.

B.            Bonus and Incentive Compensation.  Employee shall be entitled to participate in all annual bonus, incentive, stock incentive, LTIP, savings and retirement plans, practices, policies and programs applicable generally to other Executive Officers of the Company.  Bonus and incentive plan awards will be based on success in achieving personal goals and objectives and Company performance.

C.            Welfare Benefit Plans.  Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other Executive Officers of the Company.

D.            Expenses.  In addition, Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other Executive Officers of the Company.

E.             Fringe Benefits.  Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other Executive Officers of the Company.

F.             Vacation.  Employee shall be entitled to at least 4 weeks of paid vacation in accordance with the plans, policies, programs and practices as in effect generally with respect to other Executive Officers of the Company.

G.            The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other Executive Officers and does not single out Employee.

V.            TERMINATION.

A.            Death or Disability.  Employee’s employment shall terminate automatically upon Employee’s death.  If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment.  In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties.  For purposes of this Agreement, “Disability” shall mean the absence of Employee from his duties with the Company on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably).  “Incapacity” as used herein shall be limited only to a condition that substantially prevents Employee from performing his duties hereunder.

B.            Cause.  During the term of this Agreement, the Company may terminate Employee’s employment for Cause.  “Cause” shall mean a termination of employment of the Employee by the Company due to (a) the commission by the Employee of an act of fraud or embezzlement against the Company; (b) the conviction of the Employee in a court of law, or guilty plea or no contest plea, to a felony charge; (c) the willful misconduct of the Employee which is reasonably likely to result in injury or financial loss to the Company; (d) the willful failure of the Employee to render services to the Company, which failure amounts to material neglect of the Employee’s duties and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice of such failure and a reasonably detailed explanation in writing has been presented by the Company to the Employee; or (e) any other material breach of this Agreement, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to the Employee.

C.            Termination by the Company Without Cause.  The Company may terminate Employee’s employment at any time during the term of this Agreement without Cause and without prior notice.  Any such termination without Cause shall trigger the Company’s obligations under Section V.D.3. below.

D.            Obligations of the Company Upon Termination.

1.             Death or Disability.  If Employee’s employment is terminated by reason of Employee’s death or Disability during the term of this Agreement (as in effect on the date of Employee’s termination of employment), the Company shall pay to Employee (or, in the case of his death, his surviving spouse or, if there is no surviving spouse, his estate) in a lump sum in cash within 30 days of the date of termination, an amount equal to the product of Employee’s annual base salary multiplied by a fraction, the numerator of which shall be the number of whole months remaining in the term of this Agreement (as in effect on the date of Employee’s termination of employment) and the denominator of which is 12.

2.             Cause.  If Employee’s employment is terminated by the Company pursuant to Section V-B, this Agreement shall terminate without further obligations to Employee other than for (a) payment of the sum of Employee’s annual base salary through the date of termination and any accrued vacation pay to the extent not theretofore paid, which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment of any vested compensation previously deferred by Employee (together with any accrued interest or earnings thereon), which shall be paid to Employee or his estate or beneficiary pursuant to terms of the plan or agreement under which such compensation was deferred; and (c) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.  The payments described in clauses (a) and (b) shall hereinafter be referred to as the “Accrued Obligations.”  If it is subsequently determined that the Company did not have Cause for termination under this Section V.D.2, then the Company’s decision to terminate shall be deemed to have been made under Section V.D.3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.

3.             Termination Without Cause.  (a)  If the Company terminates this Agreement and Employee’s employment during the term of this Agreement, other than pursuant to Section V.A. or V.B, then upon Employee’s execution of a standard form of Employee Release and Settlement Agreement (an exemplar of which is attached hereto as Exhibit A for reference only) updated at the time of any use to comply with all then applicable legal restrictions and limitations within 52 days following the date of termination of employment, (i) the Company shall pay to Employee within 60 days following the date of termination of employment a lump sum equal to two times the aggregate of Employee’s base salary and target bonus for one year, less standard withholdings and other authorized deductions (which base salary and target bonus for the purposes of this Section V.D.3 shall be deemed to be 600,000 salary + $900,000 target bonus = $1,500,000; and therefore the gross payment under this Section V.D.3.(a) prior to withholdings and other authorized deductions shall be $3,000,000), and (ii) the Company shall timely pay to Employee the Accrued Obligations; (b) if Company terminates this Agreement and Employee’s employment for a reason other than described in Section V.A. or V.B., at any time during the 24-month period immediately following the specified term of this Agreement, then upon Employee’s execution of an Employee Release as described in Section V.D.3.(a) above within 52 days following the date of termination of employment, the Company shall pay to Employee within 60 days following the date of termination of employment the sum specified in Section V.D.3(a)(i), multiplied by a fraction, the numerator of which shall be the number of whole months remaining in such 24-month period (with any partial month considered to be a whole month) and the denominator of which shall be 24; and (c) none of the payments provided in this Section V.D.3 shall be reduced by any amounts earned or received by Employee from a third party at any time.

4.             Management Continuity Agreement.  Notwithstanding the foregoing, in the event that Employee is entitled to receive any severance payments or benefits under Section 2 of the Amended and Restated Management Continuity Agreement entered into by and between the Company and Employee dated December     , 2008, then the Company shall have no obligation to make any payments or provide any benefits to Employee or to his surviving spouse or estate under this Section V.

E.             Section 409A of the Code.  The Company and Employee intend that any payments and benefits that may be provided under this Section V are to be exempt from or to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury guidance issued thereunder (“Section 409A”) so as not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A.  In this regard, the following provisions shall apply to this Agreement.

1.             For purposes of determining the date on which any payment is to be made or benefit provided under this Agreement, references to “termination of employment,”

“employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A.

2.             It is intended that each payment provided under this Section V shall be treated as a separate “payment” (separate from any other payment from the Company to Employee, whether or not under this Agreement) for purposes of Section 409A.

3.             It is intended that each payment that may become due under this Section V will in all circumstances, regardless of when Employee’s separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.

4.             If, as of the date of Employee’s “separation from service” with the Company, Employee is a “specified employee” (each within the meaning of Section 409A), then each payment under this Section V that cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” with the Company shall be delayed until and paid on the date that is six months and one day after such separation from service (or, if earlier, upon Employee’s death); provided, however, that the preceding provisions of this sentence shall not apply to any payment if and to the maximum extent that such payment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any payment that qualifies for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which Employee’s separation from service occurs.

5.             In addition to any specific references to Section 409A in this Agreement, all terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to exclude any compensation and benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A or to comply with the provisions of Section 409A.  If any modification of this Agreement is necessary to exclude any compensation or benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A or otherwise to comply with the provisions of Section 409A, and the making of such modification itself does not fail to comply with any requirement of Section 409A, then the Company and Employee agree to modify this Agreement in the least restrictive manner necessary to accomplish such result without causing any diminution in the value of the payments to Employee.

VI.           ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, pursuant to the terms and conditions of the Arbitration Agreement attached hereto as Exhibit B.

VII.          CONFIDENTIAL INFORMATION.

A.            Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, which shall have been obtained by Employee during his employment by the Company and which shall not be or become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement).  After termination of Employee’s employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by either of them.

B.            Employee agrees that all lists, materials, books, files, reports, correspondence, records, and other documents (“Company material”) used, prepared or made available to Employee, shall be and shall remain the property of the Company.  Upon the termination of employment or the expiration of this Agreement, all Company material shall be returned immediately to the Company, and Employee shall not make or retain any copies, excerpts or summaries thereof.

VIII.        SUCCESSORS.

A.            This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

B.            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the applicable company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the equity of the Company, or to which the Company assigns its interest in this Agreement by operation of law or otherwise.

IX.           WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

X.            MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by the Employee and the Company,

XI.           SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XII.         COMPLETE AGREEMENT.

This instrument constitutes and contains the entire agreement and understanding concerning Employee’s employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  This is an integrated document.

XIII.        GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

XIV.        CONSTRUCTION.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XV.         COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To Company	Richard A. Bayer
Executive Vice President & Chief Legal Officer
The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, CA 90401

To Employee:	At the most recent address on file for the Executive at the Company.

Any party may change the address at which notice shall be given by written notice given in the above manner.  All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

XVI.        EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XVII.       LEGAL COUNSEL.

The Employee and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

XVIII.     SURVIVAL.

The provisions of this Agreement shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	THE MACERICH COMPANY
a Maryland corporation

	By:	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive VP & Chief Legal Officer

THE MACERICH PARTNERSHIP, L.P.
a Delaware partnership

	By:	The Macerich Company
a Maryland corporation
its general partner

	By:	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive VP & Chief Legal Officer

EMPLOYEE:	/s/ Tony Grossi
Tony Grossi